Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION OF AGRIFY AND DOUBLE OR NOTHING

On December 12, 2024, Agrify Corporation (“Agrify”) completed its acquisition of substantially all of the assets of Double or Nothing, LLC (“Double or Nothing”) pursuant to an Asset Purchase Agreement (the “Purchase Agreement”) and (the “Transaction”). Pursuant to the terms of the Purchase Agreement, the consideration exchanged consisted of 97,300 shares of Agrify common stock as well as pre-funded warrants to acquire up to 432,700 shares of Agrify common stock, (collectively the “Shares”), and forgiveness of $0.4 million in debt for total consideration of approximately $19.2 million. The fair value of the Shares was based on the closing price of Agrify’s common stock as traded on NASDAQ at the date of the transaction. Double or Nothing is the owner and creator of the Senorita brand of hemp-derived THC (“HD9”) drinks and the purchase of these assets are part of the Company’s strategic plan to reposition itself as a distributor of hemp-derived THC beverages (and similar products).

The following unaudited pro forma condensed combined financial statements (the “pro forma financial statements”) are based on the historical consolidated financial statements of Agrify and Double or Nothing, as adjusted to give effect to the Transaction which closed on December 12, 2024. The unaudited pro forma condensed combined balance sheet as of September 30, 2024 (the “pro forma balance sheet”) gives effect to the Transaction as if it had occurred on September 30, 2024. The unaudited pro forma condensed combined statements of operations and comprehensive loss for the nine months ended September 30, 2024 and for the year ended December 31, 2023 (the “pro forma statements of operations”) give effect to the Transaction as if it had occurred on January 1, 2023.

The unaudited pro forma financial information was prepared in accordance with Article 11 of Regulation S-X. The pro forma adjustments are based on available information and assumptions that we believe are reasonable. Included in the pro forma financial information is an estimate of the consideration exchanged for substantially all of the assets of Double or Nothing which is based on known information and preliminary estimates of fair value for certain equity instruments. While this is our best estimate at this time, the valuation of these amounts is still in progress and subject to change. All estimates and assumptions included in these pro forma statements could change significantly as we finalize our assessment of the allocation and fair value of the net tangible and intangible assets acquired, most of which are dependent on the completion of valuations being performed by independent valuation specialists and expected to change significantly as these valuations are completed and recorded. The unaudited pro forma financial information does not include adjustments to reflect any synergies or dis-synergies, any future operating efficiencies, associated costs savings or any possible integration costs that may occur related to the Transaction. Actual results may be materially different than the pro forma information presented herein.

The pro forma financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the Transaction occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial condition and results of operations of the combined company may differ significantly from the pro forma amounts reflected herein due to a variety of factors, including differences in accounting policies, elections, and estimates, which while accounted for to the extent known, are still in process of being determined.

Agrify Corporation

Acquisition of Substantially All Assets of Double or Nothing

Pro Forma Balance Sheet as of September 30, 2024

(Unaudited)

(In thousands, except share amounts)

	Historical Agrify (as reported)	Double or Nothing, LLC.	Pro Forma Adjustments	Ref	Pro Forma Combined
Assets

Current assets:
Cash and cash equivalents	$263	$52	$(52)	(a)	$263
Marketable securities	4	-	-		4
Accounts receivable, net	328	257	(257)	(a)	328
Inventories, net	18,085	360	42	(a), (b)	18,487
Loans receivable, current	1,680	-	-		1,680
Prepaid expenses and other current assets	410	4	(4)	(a)	410
Total current assets	20,770	673	(271)		$21,172
Loans receivable, net	9,903	-	-		9,903
Property and equipment, net	6,596	-	-		6,596
Operating lease right-of-use assets	1,573	-	-		1,573
Tradenames and proprietary recipes	-	-	6,100	(c)	6,100
Customer relationships	-	-	2,800	(c)	2,800
Other non-current assets	110	-	-		110
Total assets	$38,952	$673	$8,629		$48,254

Liabilities and Equity

Current liabilities:
Accounts payable	$12,034	$-	$-		$12,034
Accrued expenses and other liabilities	7,473	66	190	(a), (d)	7,729
Operating lease liabilities, current	666	-	-		666
Long-term debt, current	525	-	-		525
Related party debt, current	2,344	-	-		2,344
Contract liabilities	4,724	-	-		4,724
Total current liabilities	27,766	66	190		28,022
Warrant liabilities	277	-	-		277
Operating lease liabilities, net of current	1,090	-	-		1,090
Related party debt, net of current	4,360	-	-		4,360
Long-term debt, net of current	2	-	-		2
Total liabilities	$33,495	$66	$190		$33,751

Commitments and contingencies

Equity	5,457	607	8,439	(e)	14,503

Total liabilities and equity	$38,952	$673	$8,629		$48,254

See accompanying notes to unaudited pro forma condensed combined financial statements.

Agrify Corporation

Acquisition of Substantially All Assets of Double or Nothing

Pro Forma Income Statement as of September 30, 2024

(Unaudited)

(In thousands, except share amounts)

	Historical Agrify (as reported)	Double or Nothing, LLC.	Pro Forma Adjustments	Notes	Pro Forma Combined
Revenue	$7,526	$804	$(70)	(f)	$8,260
Cost of goods sold	6,009	662	(70)	(f)	6,601
Gross profit	1,517	142	-		1,659

Selling, general and administrative	10,930	86	1,125	(g)	12,141
Research and development	628	-	-		628
Gain on settlement of contingent liabilities	(5,935)	-	-		(5,935)
Gain on early termination of lease	(39)	-	-		(39)
Loss on disposal of property and equipment	1	-	-		1
Change in contingent consideration	(2,180)	-	-		(2,180)
Total operating expenses	3,405	86	1,125		4,616
Operating loss	(1,888)	56	(1,125)		(2,957)

Interest expense	(166)				(166)
Change in fair value of warrant liabilities	(15,502)	-	-		(15,502)
Other income	169		-		169
Total other income (expense), net	(15,499)	-	-		(15,499)
Net loss	(17,387)	56	(1,125)		(18,456)
Loss attributable to non-controlling interest	-	-	-		-
Net loss attributable to shareholders	$(17,387)	$56	$(1,125)		$(18,456)

Net loss per share attributable to shareholders - basic and diluted	$(16.82)				$(16.32)

Weighted average shares outstanding - basic and diluted	1,033,582		97,300	(h)	1,130,882

See accompanying notes to unaudited pro forma condensed combined financial statements.

Agrify Corporation

Acquisition of Substantially All Assets of Double or Nothing

Pro Forma Income Statement as of December 31, 2023

(Unaudited)

(In thousands, except share amounts)

	Historical Agrify (as reported)	Double or Nothing, LLC.	Pro Forma Adjustments	Notes	Pro Forma Combined

Revenue	$16,868	$467	$(47)	(f)	$17,288
Cost of goods sold	11,590	601	(45)	(f)	12,146
Gross profit	5,278	(134)	(2)		5,142

Selling, general and administrative	23,139	74	1,500	(g)	24,713
Research and development	2,295	-			2,295
Change in contingent consideration	(1,322)	-	-		(1,322)
Gain on disposal of property and equipment	144	-	-		144
Total operating expenses	24,256	74	1,500		25,830
Operating loss	(18,978)	(208)	(1,502)		(20,688)

Interest expense, net	(1,853)	-	-		(1,853)
Change in fair value of warrant liabilities	4,695	-	-		4,695
Loss on extinguishment of long-term debt, net	(4,311)	-	-		(4,311)
Other income, net	1,799	-	-		1,799
Total other income (expense), net	330	-	-		330
Net loss before income tax	(18,648)	(208)	(1,502)		(20,358)
Income tax expense	(2)	-	-		(2)
Net loss before income tax	(18,650)	(208)	(1,502)		(20,360)
Income attributable to non-controlling interest	1	-	-		1
Net loss attributable to shareholders	$(18,649)	$(208)	$(1,502)		$(20,359)
Net loss attributable to Agrify Corporation

Net loss per share attributable to shareholders - basic and diluted	$(12.51)				$(12.82)

Weighted average shares outstanding - basic and diluted	1,490,871		97,300	(h)	1,588,171

See accompanying notes to unaudited pro forma condensed combined financial statements.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

The pro forma financial statements represent the combined company’s (Agrify and Double or Nothing) unaudited pro forma condensed combined balance sheet as of September 30, 2024, and unaudited pro forma statements of operations for the nine months ended September 30, 2024 and the year ended December 31, 2023. The pro forma financial statements are based on the historical financial statements of Agrify and Double or Nothing, adjusted to give effect to the Transaction, and should be read in conjunction with the historical financial statements from which they are derived.

The pro forma financial statements are presented in United States dollars (“USD”) and prepared in accordance with U.S. GAAP.

The pro forma balance sheet gives effect to the Transaction as if it had occurred on September 30, 2024. The pro forma statements of operations give effect to the Transaction as if it had occurred on January 1, 2023.

In preparing the unaudited pro forma balance sheet and statements of operations in accordance with U.S. GAAP, the following historical information was used:

●	Agrify’s Quarterly Report filed on Form 10-Q as of and for the period ended September 30, 2024;

●	Agrify’s Annual Report filed on Form 10-K as of and for the year ended December 31, 2023;

●	Double of Nothing’s unaudited financial statements as of and for the nine months ended September 30, 2024:

●	Double or Nothing’s audited financial statements as of and for the year ended December 31, 2023.

The unaudited pro forma balance sheet and statements of operations should be read in conjunction with the historical financial statements including the notes thereto, as listed above, which are incorporated by reference.

The pro forma financial statements have been prepared for illustrative purposes only and may not be indicative of the operating results or financial condition that would have been achieved if the Transaction had been completed on the dates or for the periods presented, nor do they purport to project the results of operations or financial position for any future period or as of any future date. The actual financial position and results of operations may differ materially from the pro forma amounts reflected herein due to a variety of factors.

The unaudited pro forma financial statements do not reflect operational and administrative cost savings that may be achieved as a result of the Transaction.

2. Pro forma Adjustments

Balance Sheet Adjustments

The following adjustments have been made to the pro forma balance sheet. These adjustments reflect only preliminary purchase accounting estimates as of September 30, 2024. Fair value assessment and valuations have not yet been completed and alignment of accounting policies is still in progress and are therefore not reflected herein.

(a)	Represents the elimination of assets and liabilities that were not acquired as part of the acquisition of substantially all of the assets of Double or Nothing.

(b)	Represents the pro forma purchase accounting adjustment to record the estimated adjustment to reflect inventory acquired at fair value.

(c)	Reflects the pro forma purchase accounting adjustment to record the estimated fair value of intangible assets acquired.

(d)	Reflects accrual of transaction expenses of approximately $0.3 million.

(e)	Reflects issuance of 97,300 shares of acquirer’s common stock as consideration for a fair value of $331 and the issuance of 432,700 pre-funded warrants to purchase acquirer’s common stock with a fair value of $1,471. The estimated fair value of the shares and warrants on September 30, 2024 would have been $1.8 million at a $3.41 per share closing price. The actual closing stock price on December 12th, 2024 (the actual closing date), was $35.54 making the fair value of the shares and warrants $18.8 million. The estimated fair value of assets on September 30, 2024 would have exceeded the fair value of consideration on that date, generating a $7.5 million bargain purchase gain. Due to the substantial increase in the acquirer’s stock price, no bargain purchase gain is expected to be recognized in the subsequent income statement after closing. These amounts are offset by the elimination of Double or Nothing’s historical equity.

Statements of Operations and Comprehensive Loss Adjustments

The following adjustments have been made to the pro forma condensed combined statements of operations and comprehensive loss. These adjustments reflect only preliminary accounting policy and estimates alignment. Fair value assessment and valuations have not yet been completed and alignment of accounting policies is still in progress and are therefore not fully reflected here.

(f)	Represents the elimination of revenues and expenses not attributable to the assets and operations acquired from Double or Nothing.

(g)	Represents estimated amortization related to acquired intangible assets.

(h)	Reflects shares issued as part of purchase consideration. Periods presented have been adjusted to retroactively reflect the 1-for-20 reverse stock split on July 5, 2023, and for the 1-for-15 reverse stock split on October 8, 2024. Additional information regarding reverse stock splits may be found in Note 1 – Overview, Basis of Presentation, and Significant Accounting Policies of the Company’s Form 10-Q for the quarterly period ended September 30, 2024 filed with the SEC on November 14, 2024.

3. Pro forma Purchase Price Allocation

Agrify is the legal acquirer, and pursuant to the Purchase Agreement consideration exchange consisted of 97,300 shares of Agrify common stock as well as 432,700 of pre-funded warrants. Acquisition consideration also included forgiveness of $0.4 million in liabilities, which are not included in the pro forma consideration estimate as the liability was not incurred until December 2024. Estimated pro forma consideration of $1.8 million is based on Agrify’s closing share price of $3.41 on September 30, 2024 (the effective share price as if the transaction closed on September 30, 2024). On the transaction date of December 12, 2024, the fair value of the consideration was $18.8 million for the shares and warrants (based on Agrify’s closing share price of $35.54) as well as the forgiveness of liabilities for total fair value of consideration exchanged of $19.2 million.

The following table summarizes the calculation of the estimated pro forma consideration (in thousands):

97,300 shares of Agrify common stock	$331
432,700 pre-funded warrants	$1,471
Total estimated consideration	$1,802

Following is a preliminary estimate of the purchase price allocation for the transaction. There are significant items not reflected herein as they are still in process. These open items include fair value adjustments, further alignment of accounting principles, estimates and methodologies, and evaluation of contingencies. Amounts are expected to change substantially in the final purchase price allocation.

Consideration:
97,300 shares of Agrify common stock	$331
432,700 pre-funded warrants	1,471
Estimated fair value of consideration exchanged	1,802
Recognized amounts of identifiable assets acquired:
Inventory	$402
Tradenames and propriety recipes	6,100
Customer relationships	2,800
Total assets acquired	$9,302
Fair value of consideration in excess of identified assets acquired	$(7,500)